Registration No. ___________

   As filed with the Securities and Exchange Commission on December __, 1996
 ------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8

                             Registration Statement

                                      Under

                           The Securities Act of 1933

                              DIANON SYSTEMS, INC.
                              --------------------
             (Exact name of registrant as specified in its charter)

               Delaware                                  06-1128081
               --------                                  ----------
       (State or other jurisdiction of                  (IRS Employer
       incorporation or organization)                Identification No.)

  200 Watson Boulevard, Stratford, Connecticut              06497
  --------------------------------------------              -----
  (Address of Principal Executive Offices)                (Zip Code)


              Dianon Systems, Inc. 1996 Stock Incentive Plan and
                 Stock Options Granted Not Pursuant to a Plan
                ----------------------------------------------
                          (Full title of the plans)


                               Richard A. Sandberg
    Dianon Systems, Inc., 200 Watson Boulevard, Stratford, Connecticut 06497
                                 (203) 381-4000
    ------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                       Copy to: Gloria W. Nusbacher, Esq.
                            Hughes Hubbard & Reed LLP
                             One Battery Park Plaza
                              New York, N.Y. 10004


                                           CALCULATION OF REGISTRATION FEE

        Title of
       Securities                 Amount              Proposed Maximum               Proposed               Amount of
          to be                    to be               Offering Price           Maximum Aggregate          Registration
       Registered              Registered**             Per Share***            Offering Price***              Fee
-------------------------- ---------------------- -------------------------- ------------------------- ---------------------

      Common Stock,               710,000                $7.81                  $5,543,411.57               $1680
        par value                 shares
     $.01 per share*
-------------------------- ---------------------- -------------------------- ------------------------- ---------------------
                                                                                        (see footnotes on following page)

                                                Page 1 of 13 Pages.

FOOTNOTES
---------

  * Each share of Common Stock includes a related right (a "Right") to purchase junior participating preferred stock of the Company. The Rights are not exercisable or transferable apart from the Common Stock at this time, and accordingly no independent value is attributable to such Rights.

  ** This Registration Statement also relates to such indeterminate number of additional shares (and related Rights) as may be issuable pursuant to stock splits, stock dividends, or similar transactions, and to an indeterminate amount of deferred compensation obligations to be offered and sold pursuant to the employee benefit plan covered by this Registration Statement.

 *** The proposed maximum offering price per share of Common Stock and the proposed maximum aggregate offering price are calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933. With respect to 236,353 shares of Common Stock as to which stock options were granted under the Plan prior to December 20, 1996, the registration fee is based on the weighted average exercise price per share of $6.30; and with respect to the balance of the shares being registered, the fee is based on a price of $8.56 per share, which is the average of the high and low sale prices of the Common Stock on December 20, 1996, as quoted on the NASDAQ National Market.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT




Item 3.  Incorporation of Documents by Reference
         ---------------------------------------

         The following documents filed by Dianon Systems, Inc. (the "Company") under the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

         (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 1995; and

         (c) The description of the Company's Common Stock and Rights contained in the Company's registration statements therefor and subsequent amendments thereof.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.


Item 4.  Description of Securities
         -------------------------

         Not applicable.


Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

         Not applicable.


Item 6.  Indemnification of Directors and Officers
         -----------------------------------------

         Under Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), any director or officer as well as any other employee or individual may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with certain threatened, pending or completed actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company -- a "derivative action") to which such person is or was a party or is threatened to be made a party by reason of the fact that such person is or was a director, officer, employee, or agent of the Company or is or was serving at the Company's request in such capacity for another entity if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. A similar standard of care is applicable in the case of derivative actions to which such a person is or was a party by reason of such person's status or capacity as described above, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such an action and the DGCL requires approval by the court in which such action was brought before there can be any indemnification where the person seeking indemnification has been found liable to the Company. Additionally, the Company is required to indemnify its directors and officers against expenses (including attorneys' fees) actually and reasonably incurred by such person to the extent that such directors or officers have been successful on the merits or otherwise in defense of any such action, suit or proceeding or in defense of any claim, issue or matter referred to in Section 145 of the DGCL.

         Unless ordered by a court, indemnification can be made by the Company only upon a determination, by one of several means, that indemnification is proper in the circumstances because the party seeking indemnification has met the applicable standard of conduct as set forth in Section 145 of the DGCL. The indemnification provided by Section 145 of the DGCL includes the right of an officer or director to be paid by the Company the expenses incurred in defending any such proceedings in advance of their final disposition. Such advance payment of expenses, however, may be made only upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it shall ultimately be determined that the person receiving such payments is not entitled to be indemnified pursuant to Section 145 of the DGCL.

         The rights to indemnification  and advancement of expenses conferred by
Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the person seeking indemnification or advancement may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. In addition, Section 145 of the DGCL authorizes the Company to purchase and maintain insurance, at its expense, on behalf of any person who is or was a director, officer, employee or agent of the Company or is or was serving at the Company's request in such capacity for another entity against any liability asserted against, or incurred by, such person in any such capacity or arising out of such status, whether or not the Company would have the power to indemnify such person against such liability under Section 145 of the DGCL.

         Article TENTH of the Company's Restated Certificate of Incorporation ("Article 10") provides that no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty in such capacity, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Article 10 further provides that if the DGCL is amended after the date of the Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

         Article 10 further provides that the Company shall indemnify to the fullest extent permitted by the laws of the State of Delaware as from time to time in effect any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company), by reason of the fact that he is or was a director or officer of the Company or, while serving as a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. Article 10 further provides that such persons have the right to be paid in advance by the Company for their expenses to the full extent permitted by the laws of the State of Delaware as from time to time in effect.

         The rights and authority conferred in Article 10 are not exclusive of any other right which any person may have or acquire under any statute, provision of the Restated Certificate of Incorporation or the Restated By-Laws of the Company, agreement, vote of stockholders or disinterested directors or otherwise. Article 10 further provides that neither the amendment or repeal of
Article 10 nor the adoption of any provision of the Restated Certificate of Incorporation or Restated By-Laws or of any statute inconsistent with Article 10, shall eliminate or reduce the effect of Article 10 in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

         Officers and directors of the Company are presently covered by insurance which (with certain exceptions and certain limitations) indemnifies them against losses or liabilities arising from any alleged "wrongful act", including breach of duty, neglect, error, misstatement, misleading statement, omission or other acts done or wrongfully attempted.


Item 7.  Exemption from Registration Claimed
         -----------------------------------

         Not applicable.


Item 8.  Exhibits
         -------


Number          Description                                        Method of Filing
------          -----------                                        ----------------

4.1             Restated Certificate of Incorporation of the       Filed as Exhibit 3.1 to the Company's
                Company, as amended through June 12, 1991          Registration Statement No. 33-41226


Number          Description                                        Method of Filing
------          -----------                                        ----------------

4.2             Restated By-Laws of the Company, as amended        Filed herewith
                through October 24, 1996

4.3             Rights Agreement, dated as of April 29, 1994,      Filed as Exhibit 1 to the Company's Form 8-K
                between the Company and American Stock Transfer    dated April 29, 1994, filed with the Securities
                and Trust Company, as Rights Agent                 and Exchange Commission on May 9, 1994

4.4             Amendment, dated as of October 4, 1995, to the     Filed as Exhibit 2 to the Company's Form 8-K
                Rights Agreement between the Company and           dated October 4, 1995, filed with the
                American Stock Transfer and Trust Company          Securities and Exchange Commission on
                                                                   November 8, 1995

5.1             Opinion of Hughes Hubbard & Reed LLP               Filed herewith

23.1            Consent of Arthur Andersen LLP                     Filed herewith

24.1            Powers of Attorney authorizing Richard A.          Filed herewith
                Sandberg and Kevin C. Johnson to sign the
                Registration Statement and all amendments
                thereto on behalf of certain directors and
                officers of the Company


Item 9.  Undertakings
         ------------

(a)    The Company hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

                (iii) To include any  material  information  with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

       Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stratford, State of Connecticut, on this 5th day of December, 1996.

                                   DIANON SYSTEMS, INC.



                                   By:  RICHARD A. SANDBERG*
                                        -------------------
                                        Richard A. Sandberg
                                        Chairman of the Board



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on this 5th day of December, 1996.



Signature                               Capacity
---------                               --------



RICHARD A. SANDBERG *                   Chairman of  the  Board (principal
-------------------------               financial officer)
       Richard A. Sandberg



KEVIN C. JOHNSON *                      Director and President (principal
-------------------------               executive officer)
       Kevin C. Johnson



JAMES B. AMBERSON *                     Director, Chief Medical Officer and
-------------------------               Senior Vice President, Operations
       James B. Amberson, M.D.



JOHN P. DAVIS *                         Director
-------------------------
       John P. Davis

Signature                               Capacity
---------                               --------



WALTER O. FREDERICKS *                  Director
-------------------------
       Walter O. Fredericks



G.S. BECKWITH GILBERT *                 Director
-------------------------
       G.S. Beckwith Gilbert



JEFFREY L. SKLAR *                      Director
-------------------------
       Jeffrey L. Sklar, M.D., Ph.D.



DAVID R. SCHREIBER *                    Principal accounting officer
-------------------------
       David R. Schreiber


------------------------------

*      By:
          -----------------------------------------
          Richard A. Sandberg, for himself and, as
          authorized by Power of Attorney filed as
          Exhibit 24.1 to this Registration Statement

                                  EXHIBIT INDEX
                                  -------------


Number          Description                                        Method of Filing
------          -----------                                        ----------------

4.1             Restated Certificate of Incorporation of the       Filed as Exhibit 3.1 to the Company's
                Company, as amended through June 12, 1991          Registration Statement No. 33-41226

4.2             Restated By-Laws of the Company, as amended        Filed herewith
                through October 24, 1996

4.3             Rights Agreement, dated as of April 29, 1994,      Filed as Exhibit 1 to the Company's Form 8-K
                between the Company and American Stock Transfer    dated April 29, 1994, filed with the Securities
                and Trust Company, as Rights Agent                 and Exchange Commission on May 9, 1994

4.4             Amendment, dated as of October 4, 1995, to         Filed as Exhibit 2 to the Company's Form 8-K
                Rights Agreement between the Company and           dated October 4, 1995, filed with the
                American Stock Transfer and Trust Company          Securities and Exchange Commission on
                                                                   November 8, 1995

5.1             Opinion of Hughes Hubbard & Reed LLP               Filed herewith

23.1            Consent of Arthur Andersen LLP                     Filed herewith

24.1            Powers of Attorney authorizing Richard A.          Filed herewith
                Sandberg and Kevin C. Johnson to sign the
                Registration Statement and all amendments
                thereto on behalf of certain directors and
                officers of the Company
